Exhibit 15.2

LOAN AGREEMENT

THIS LOAN AGREEMENT (this “Agreement”) effective as of July 27, 2020 (the “Effective Date”) between Blockstack PBC, a Delaware public benefit corporation (“Lender”), and Stacks Open Internet Foundation, a Delaware non-stock corporation (“Borrower”), provides the terms on which Lender shall lend to Borrower and Borrower shall repay Lender.

WHEREAS:

Borrower has requested that Lender provide a term loan facility, and Lender has indicated its willingness to lend, on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. ACCOUNTING AND OTHER TERMS

Accounting terms not defined in this Agreement shall be construed following GAAP. Calculations and determinations must be made following GAAP. Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in Section 11.

2. LOAN AND TERMS OF PAYMENT

2.1 Term Loan.

(a) Availability. Subject to the terms and conditions of this Agreement, Lender agrees to make one term loan to Borrower, on any Business Day during the Availability Period, in a principal amount equal to the Commitment. The Commitment shall be automatically and permanently reduced to zero on the earliest to occur of (i) the last day of the Availability Period and (ii) the date the Loan is made. Amounts borrowed under this Section 2.1(a) and repaid or prepaid may not be reborrowed.

(b) Optional Prepayments. Borrower may, upon notice to Lender, at any time or from time to time voluntarily prepay the Loan in whole or in part, without penalty or premium, by payment to Lender of an amount in cash equal to (1) the unpaid principal balance of the Loan to be prepaid, plus (2) all unpaid interest accrued thereon through the date of prepayment, plus (3) any and all outstanding and unpaid fees and expenses due and payable to Lender under the Loan Documents through the date of prepayment; provided that (i) such notice must be received by Lender not later than 11:00 am ET one business day before the prepayment of the Loan; and (ii) any prepayment of the Loan shall be in a principal amount of $50,000.00 or a whole multiple of $50,000.00 in excess thereof or, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment. Each prepayment pursuant to this Section 2.1(b) shall be applied to the principal repayment installments of the Loan in inverse order of maturity.

2.2 Repayment; Interest.

(a) Promise to Pay. The Borrower shall repay to the Lender the entire principal amount of the Loan outstanding on the following dates in the respective amounts set forth opposite such dates (which amounts shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.1(b)):

Date	Amount
The date that is 24 months following the date of the Loan	$250,000.00
The date that is 28 months following the date of the Loan	$250,000.00
The date that is 32 months following the date of the Loan	$250,000.00
The date that is 36 months following the date of the Loan	$200,000.00

provided, that the final principal repayment installment of the Loan shall be repaid on the Maturity Date and in any event shall be in an amount equal to the principal amount of the Loan outstanding on such date.

(b) Interest Rate. Subject to Section 2.2(c), the Loan shall bear interest at a fixed rate of 0.17% per annum, which interest shall be payable quarterly in accordance with Section 2.2(d) below.

(c) Default Rate. If an Event of Default has occurred and is continuing, or if any amount payable by Borrower under the Loan Documents is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount and the other Obligations shall bear interest, after as well as before judgment, at a rate per annum equal to the Default Rate. Borrower shall pay Lender interest accrued at the Default Rate upon written demand therefor by Lender.

(d) Payment; Interest Computation. Interest is payable quarterly in arrears on the first day of each calendar quarter, commencing with the first such date to occur after the date that is eighteen months after the date of the Loan, and shall be computed on the basis of a 365-day year for the actual number of days elapsed. In computing interest, all payments received after 5:00 p.m. Eastern time on any day shall be deemed received at the opening of business on the next business day.

2.3 Payments; Application of Payments; Taxes. All payments to be made by the Borrower under any Loan Document shall be made in immediately available funds in Dollars, without setoff or counterclaim, before 5:00 p.m. Eastern time on the date when due. Payments received after 5:00 p.m. Eastern time are considered received at the opening of business on the next business day. When a payment is due on a day that is not a business day, the payment shall be due the next business day, and additional fees or interest, as applicable, shall continue to accrue until paid. Lender has the exclusive right to determine the order and manner in which all payments with respect to the Obligations may be applied. Any and all payments by or on account of any obligation of Borrower under any Loan Document shall be made without deduction or withholding for any taxes, except as required by applicable law. If any applicable law requires the deduction or withholding of any tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant governmental authority in accordance with applicable law and then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.3) Lender receives an amount equal to the sum it would have received had no such deduction or withholding been made.

2.4 Evidence of Debt. Lender shall record on the Note and maintain an account or accounts evidencing the indebtedness of the Borrower to Lender resulting from the Loan, including the amounts of principal and interest payable and paid to Lender from time to time hereunder. The entries made on the Note and in the accounts maintained pursuant to this paragraph shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of Lender to maintain such records or accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loan in accordance with the terms of this Agreement.

3. CONDITIONS PRECEDENT

3.1 Conditions Precedent to Closing Date. Lender’s obligation to make the Loan is subject to the condition precedent that Lender shall have received, in form and substance satisfactory to Lender, such documents, and completion of such other matters, as Lender may reasonably deem necessary or appropriate, including, without limitation, the following:

(a) executed counterparts of this Agreement and each other Loan Document;

(b) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of the Borrower as Lender may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents; and

(c) such documents and certifications as Lender may reasonably require to evidence that the Borrower is duly organized or formed, and that the Borrower is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

3.2 Conditions Precedent to the Loan. Lender’s obligation to make the Loan is subject to the following conditions precedent:

(a) The Closing Date shall have occurred.

(b) The representations and warranties of the Borrower contained in any Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct on and as of the date of the Loan, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date.

(c) No Default shall exist, or would result from such proposed Loan or from the application of the proceeds thereof.

(d) Lender shall have received a Funding Request at least one business day in advance.

The Funding Request submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 3.2(a) and (b) have been satisfied on and as of the date of the Loan.

3.3 Procedures for Borrowing. Subject to the prior satisfaction of all other applicable conditions to the making of the Loan set forth in this Agreement, to obtain the Loan, Borrower shall notify Lender by electronic mail, facsimile, or telephone by 12:00 p.m. Eastern time one Business Day before the proposed Funding Date of the Loan.

4. REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to Lender as follows:

4.1 Due Organization, Authorization; Power and Authority. The Borrower (a) is duly incorporated, organized or formed, as applicable, validly existing and, as applicable, in good standing under the laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents and consummate the transactions contemplated thereby, and (c) is duly qualified and is licensed and, as applicable, in good standing under the laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect. The execution, delivery and performance by the Borrower of the Loan Documents have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s constitutive documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any contractual obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any governmental authority or any arbitral award to which such Person or its property is subject; or (c) violate any law or regulation.

4.2 Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any governmental authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, the Borrower of any Loan Document, or for the consummation of the transactions contemplated hereby and thereby, or (b) the exercise by Lender of its rights or remedies under the Loan Documents, except for approvals that have been duly obtained and are in full force and effect. All applicable waiting periods in connection with the transactions contemplated by the Loan Documents have expired without any action having been taken by any governmental authority restraining, preventing or imposing materially adverse conditions upon the transactions contemplated by the Loan Documents or the rights of the Borrower or its Subsidiaries freely to transfer or otherwise dispose of, or to create any Lien on, any properties now owned or hereafter acquired by any of them.

4.3 Enforceability. Each Loan Document has been duly executed and delivered by the Borrower and constitutes a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

4.4 Compliance with Laws. The Borrower and each Subsidiary thereof is in compliance with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of law or regulation or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

4.5 Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any governmental authority, by or against the Borrower or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement, any other Loan Document, or the consummation of the transactions contemplated by the Loan Documents, or (b) either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect.

4.6 Taxes. The Borrower has filed all Federal, state and other material tax returns and reports required to be filed, and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP.

5. AFFIRMATIVE COVENANTS

The Borrower shall do all of the following:

5.1 Existence; Government Compliance. Maintain its and all its Subsidiaries’ legal existence and good standing in their respective jurisdictions of formation and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to have a material adverse effect on the business or operations of the Borrower. The Borrower shall comply, and have its Subsidiaries comply, with all laws, ordinances and regulations to which it is subject, except to the extent that failure to comply could not reasonably be expected to have a material adverse effect on the business or operations of the Borrower and its Subsidiaries.

5.2 Reports. Provide Lender with the following:

(a) Default. Prompt written notice of the occurrence of any Default or any development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

5.3 Use of Proceeds. Borrower will only use the proceeds of the Loan for general corporate and working capital purposes of the Borrower or other purposes consistent with the Foundation’s mission as set forth in its Bylaws.

6. EVENTS OF DEFAULT

If any of the following events (“Events of Default”) shall occur:

6.1 Failure to Pay. The Borrower fails to (i) pay when and as required to be paid herein, any amount of principal of the Loan, or (ii) pay within three (3) days after the same becomes due, any interest on any Loan, or any fee due hereunder, or (iii) pay within ten (10) days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

6.2 Specific Covenants. The Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 5.1 (as to legal existence);

6.3 Breaches of Covenants. The Borrower fails to observe or perform any other covenant or agreement (not specified in Section 7.1or 7.2) contained in any Loan Document on its part to be observed or performed and such failure shall continue for thirty (30) days after the Borrower’s receipt of written notice from Lender to the Borrower of such failure; or

6.4 Representations and Warranties. Any representation, warranty, certificate, or other statement made or furnished by or on behalf of the Borrower to Lender in writing in connection with any Loan Document, or as an inducement to Lender to enter into this Agreement and the other Loan Documents, shall be false, incorrect, incomplete or misleading in any material respect when made or furnished; or

6.5 Voluntary Bankruptcy or Insolvency Proceedings. The Borrower shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) admit in writing its inability to pay its debts generally as they mature, (iii) make a general assignment for the benefit of its or any of its creditors, (iv) be liquidated, (v) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it, or (vi) take any action for the purpose of effecting any of the foregoing; or

6.6 Involuntary Bankruptcy or Insolvency Proceedings. Proceedings for the appointment of a receiver, trustee, liquidator or custodian of the Borrower, or of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to the Borrower or any of its subsidiaries, if any, or the debts thereof under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within 30 days of commencement; or

then, and in every such event (other than an event with respect to the Borrower described in Section 7.5 or 7.6 hereof), and at any time thereafter during the continuance of such event, Lender may, by notice to Borrower, take either or both of the following actions, at the same or different times: (i) terminate Lender’s commitment to make the Loan hereunder, and thereupon such commitment shall terminate immediately, and (ii) declare the Loan then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loan so declared to be due and payable, together with accrued interest thereon and all fees and other Obligations of Borrower accrued under the Loan Documents, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by Borrower; and in case of any event with respect to the Borrower described in Section 7.5 or 7.6 hereof, Lender’s commitment to make the Loan hereunder shall automatically terminate and the principal of the Loan then outstanding, together with accrued interest thereon and all fees and other Obligations of Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by Borrower.

7. LENDER’S RIGHTS AND REMEDIES

7.1 Additional Rights and Remedies. Without limiting Section 7 hereof, upon the occurrence and during the continuance of an Event of Default, Lender may, without notice or demand, do any or all of the following: (a) apply to the Obligations any (i) balances and deposits of the Borrower it holds, or (ii) any amount held by Lender owing to or for the credit or the account of the Borrower; and (b) exercise all other rights and remedies available to Lender under the Loan Documents or at law or in equity.

7.2 Application of Payments and Proceeds Upon Default. If an Event of Default has occurred and is continuing, Lender shall have the right to apply in any order any funds in its possession, whether from Loan Party account balances, payments or otherwise to the Obligations. Lender shall pay any surplus to Borrower or to other Persons legally entitled thereto; Borrower shall remain liable to Lender for any deficiency.

7.3 No Waiver; Remedies Cumulative. Lender’s failure, at any time or times, to require strict performance by the Borrower of any provision of any Loan Document shall not waive, affect, or diminish any right of Lender thereafter to demand strict performance and compliance herewith or therewith. No waiver hereunder shall be effective unless signed by the party granting the waiver and then is only effective for the specific instance and purpose for which it is given. Lender’s rights and remedies under the Loan Documents are cumulative. Lender has all rights and remedies provided by law or in equity. Lender’s exercise of one right or remedy is not an election and shall not preclude Lender from exercising any other remedy under any Loan Document or other remedy available at law or in equity, and Lender’s waiver of any default or Event of Default is not a continuing waiver. Lender’s delay in exercising any remedy is not a waiver, election, or acquiescence.

7.4 Demand Waiver. The Borrower hereby expressly waives notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, presentment, demand, protest or any other notice of any kind.

8. NOTICES

All notices, consents, requests, approvals, demands, or other communication by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) business days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail or facsimile transmission; (c) one (1) business day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated below. Each party hereto may change its mailing or electronic mail address or facsimile number by giving the other parties hereto written notice thereof in accordance with the terms of this Section 9.

If to Borrower:	Stacks Foundation
1950 W Corporate Way #32788
Anaheim, CA 92801
	Attn:	Brittany Laughlin
	Email:	brittany@stacks.org

with copies to:	Perkins Coie, LLP
3150 Porter Drive
Palo Alto, CA 94304
	Attn:	Lowell Ness
	Email:	lness@perkinscoie.com

If to Lender:	Blockstack PBC
101 W. 23rd St. #224
New York, NY 10011
	Attn:	Legal Department
	Email:	legal@blockstack.com

with copies to:	Wilson Sonsini Goodrich & Rosati, Professional Corporation
1700 K Street NW, Fifth Floor
Washington, D.C.
	Attn:	Robert Rosenblum 20006
	Email:	rrosenblum@wsgr.com

9. CHOICE OF LAW, VENUE

(a) Except as otherwise expressly provided in any of the Loan Documents, this Agreement and the other Loan Documents shall be construed in accordance with and governed by the law of the State of New York without regard to principles of conflicts of law which would result in the application of the law of a different state.

(b) The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the jurisdiction of the United States District Court for the Southern District of New York sitting in the Borough of Manhattan (or if such court lacks subject matter jurisdiction, the Supreme Court of the State of New York sitting in the Borough of Manhattan), and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document or the transactions relating hereto or thereto, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may (and any such claims, cross-claims or third party claims brought against the Lender or any of its Related Parties may only) be heard and determined in such Federal (to the extent permitted by law) or New York State court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in any Loan Document shall affect any right that the Lender may otherwise have to bring any action or proceeding relating to any Loan Document against the Borrower or its properties in the courts of any jurisdiction.

(c) Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to any Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

(e) WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

(f) This Section 10 shall survive the termination of this Agreement.

10. MISCELLANEOUS

10.1 Expenses. The Borrower shall pay all out of pocket expenses incurred by Lender (including the fees, charges and disbursements of any counsel for Lender), in connection with the enforcement or protection of its rights in connection with the Loan Documents.

10.2 Termination Prior to Maturity Date; Survival. All covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms and all Obligations have been satisfied. Those obligations that are expressly specified in this Agreement as surviving this Agreement’s termination shall continue to survive notwithstanding this Agreement’s termination.

10.3 Successors and Assigns. This Agreement binds and is for the benefit of the successors and permitted assigns of each party. The Borrower may not assign any Loan Document or any rights or obligations under it without Lender’s prior written consent. Lender has the right, without the consent of or notice to the Borrower, to sell, transfer, assign, negotiate, or grant participation in all or any part of, or any interest in, Lender’s obligations, rights, and benefits under the Loan Documents.

10.4 Severability. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

10.5 Amendments; Integration. No purported amendment or modification of any Loan Document, or waiver, discharge or termination of any obligation under any Loan Document, shall be enforceable or admissible unless, and only to the extent, expressly set forth in a writing signed by all parties hereto. The Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of the Loan Documents merge into the Loan Documents.

10.6 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Agreement.

10.7 Electronic Execution of Documents. The words “execution,” “signed,” “signature” and words of like import in any Loan Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity and enforceability as a manually executed signature or the use of a paper-based recordkeeping systems, as the case may be, to the extent and as provided for in any applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act.

10.8 Captions. The headings used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

10.9 Relationship. The relationship of the parties to this Agreement is determined solely by the provisions of this Agreement. The parties do not intend to create any agency, partnership, joint venture, trust, fiduciary or other relationship with duties or incidents different from those of parties to an arm’s-length contract.

10.10 Third Parties. Nothing in this Agreement, whether express or implied, is intended to: (a) confer any benefits, rights or remedies under or by reason of this Agreement on any persons other than the express parties to it and their respective permitted successors and assigns; (b) relieve or discharge the obligation or liability of any person not an express party to this Agreement; or (c) give any person not an express party to this Agreement any right of subrogation or action against any party to this Agreement.

11. DEFINITIONS

11.1 Definitions. As used in the Loan Documents, the word “shall” is mandatory, the word “may” is permissive, the word “or” is not exclusive, the words “includes” and “including” are not limiting, the singular includes the plural, and numbers denoting amounts that are set off in brackets are negative. As used in this Agreement, the following capitalized terms have the following meanings:

“Affiliate” is, with respect to any Person, each other Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.

“Agreement” is defined in the preamble hereof.

“Availability Period” means the period from and including the Closing Date to the earliest of (i) September 15, 2020 and (ii) the date of termination of the Commitment pursuant to Section 7.

“Borrower” is defined in the preamble hereof.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases or financing leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Closing Date” means the first date on which all the conditions precedent in Section 3.1 are satisfied.

“Commitment” means Lender’s obligation to make the Loan to the Borrower pursuant to this Agreement in a principal amount at any one time outstanding not to exceed $950,000.00.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means a rate per annum equal to 2.17% per annum.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Dividing Person” has the meaning assigned to it in the definition of “Division”.

“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.

“Division Successor” means any Person that, upon the consummation of a Division of a Dividing Person, holds all or any portion of the assets, liabilities and/or obligations previously held by such Dividing Person immediately prior to the consummation of such Division. A Dividing Person which retains any of its assets, liabilities and/or obligations after a Division shall be deemed a Division Successor upon the occurrence of such Division.

“Dollars,” “dollars” or use of the sign “$” means only lawful money of the United States and not any other currency, regardless of whether that currency uses the “$” sign to denote its currency or may be readily converted into lawful money of the United States.

“Effective Date” is defined in the preamble hereof.

“Event of Default” is defined in Section 7.

“Funding Date” is the date on which the Loan is made to or for the account of the Borrower, which shall be a business day.

“Funding Request” means a written request, in form and substance satisfactory to the Lender, for the borrowing of the Loan from the Borrower to the Lender.

“GAAP” is generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, and (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Lender” is defined in the preamble hereof.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan” or “Loan” means a term loan (or term Loan) under this Agreement.

“Loan Documents” are, collectively, this Agreement, any promissory note or notes made by Borrower in favor of Lender evidencing the Loan and other Obligations, all as amended, restated, or otherwise modified.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent) or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole; (b) a material impairment of the rights and remedies of Lender under any Loan Document, or of the ability of the Borrower to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Borrower of any Loan Document.

“Maturity Date” is the date that is the third anniversary of the Funding Date; provided, that if such date is not a business day, the Maturity Date shall be the immediately preceding business day.

“Note” means a promissory note, in substantially the form of Exhibit A hereto, issued by Borrower in favor of Lender and evidencing the Loan made hereunder.

“Obligations” means the Loan and all advances to, and debts, liabilities, obligations, covenants and duties of, Borrower arising under any Loan Document or otherwise with respect to the Loan, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the Borrower or any Affiliate thereof of any proceeding under any bankruptcy, insolvency or similar laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Responsible Officer” is any of the Chief Executive Officer, President, Chief Financial Officer and Vice President of the Borrower.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.

BORROWER:

STACKS OPEN INTERNET FOUNDATION

By:	/s/ Brittany Laughlin
Name:	Brittany Laughlin
Title:	Executive Director

LENDER:

BLOCKSTACK PBC

By:	/s/ Muneeb Ali
Name:	Muneeb Ali
Title:	Chief Executive Officer

EXHIBIT A

NOTE

$[ ]	[DATE]

FOR VALUE RECEIVED, the undersigned, Stacks Open Internet Foundation, a Delaware non-stock corporation (herein called the “Borrower”), hereby unconditionally promises to pay to the order of Blockstack PBC (the “Lender”), the lesser of: (i) the principal sum of [                    ] Dollars ($[            ]); or (ii) the unpaid principal balance of the Loan made by the Lender to the Borrower pursuant to the Loan Agreement, dated as of [                    ], 2020, between the Borrower and the Lender (as amended, restated, modified or supplemented from time to time, the “Loan Agreement”), together with all outstanding interest thereon on the Maturity Date.

The Borrower shall pay interest on the unpaid principal balance hereof from time to time outstanding from the date hereof at the rate or rates per annum specified by the Borrower pursuant to, or as otherwise provided in, the Loan Agreement. Subject to the provisions of the Loan Agreement, interest on this Note will be payable pursuant to Section 2.2 of, or as otherwise provided in, the Loan Agreement. If an Event of Default has occurred and is continuing and at the Lender’s discretion, the Borrower shall pay interest on the entire principal amount of the then outstanding Loan evidenced by this Note and all other obligations due and payable to the Lender pursuant to the Loan Agreement and the other Loan Documents at a rate per annum as set forth in Section 2.2(c) of the Loan Agreement. Such interest will accrue before and after any judgment has been entered.

Subject to the provisions of the Loan Agreement, payments of both principal and interest shall be made without setoff, counterclaim or other deduction of any nature at the office of the Lender, in lawful money of the United States of America in immediately available funds.

This Note is one of the Notes referred to in, and is entitled to the benefits of, the Loan Agreement and the other Loan Documents, including the representations, warranties, covenants and conditions contained or granted therein. The Loan Agreement among other things contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments, in certain circumstances, on account of principal hereof prior to maturity upon the terms and conditions therein specified. The Borrower waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note.

This Note shall bind the Borrower and its successors and assigns; and the benefits hereof shall inure to the benefit of the Lender and its successors and assigns. All references herein to the “Borrower” and the “Lender” shall be deemed to apply to the Borrower and the Lender, respectively, and their respective successors and assigns as permitted under the Loan Agreement.

This Note and any other documents delivered in connection herewith and the rights and obligations of the parties hereto and thereto shall for all purposes be governed, by and construed and enforced in accordance with, the law of the State of New York.

All capitalized terms used herein shall, unless otherwise defined herein, have the same meanings given to such terms in the Loan Agreement.

IN WITNESS WHEREOF, and intending to be legally bound hereby, the undersigned has executed this Note by its duly authorized officer with the intention that it constitute a sealed instrument.

BORROWER:

STACKS OPEN INTERNET FOUNDATION

By:
Name:
Title:

Schedule to the Note of

[                    ]

Date	Amount of Loan Made	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By